Exhibit 10.1

Schedule regarding Deferred Stock Unit Agreements
dated August 6, 2003 with Messrs. Hanway and Kendall

On August 6, 2003, CIGNA Corporation entered into Deferred Stock Unit Agreements with Messrs. Hanway and Kendall. Under these agreements, Mr. Hanway received 100,000 deferred stock units and Mr. Kendall received 8,560 deferred stock units. Other than the name of the executive officer and the number of units granted, the Deferred Stock Unit Agreements for Messrs. Hanway and Kendall are identical in form, as attached in the appendix to this Exhibit 10.1.

Appendix to Exhibit 10.1

FORM OF DEFERRED STOCK UNIT AGREEMENT

This Deferred Stock Unit Agreement is dated as of August 6, 2003, and is between (NAME, ADDRESS), and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania, 19192, a Delaware corporation.

You and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:

1.        Definitions. Under this Agreement, these terms shall have the following meanings:

(a)	“Agreement” – this Deferred Stock Unit Agreement.

(b)	“CIGNA” – CIGNA Corporation, or a successor.

(c)	“CIGNA Company” – CIGNA Corporation and/or any CIGNA Corporation subsidiary.

(d)	“Deferred Plan” – the CIGNA Deferred Compensation Plan.

(e)	“Grant Date” – August 6, 2003.

(f)	“Payment Date” – the January following your Termination of Employment.

(g)	“Stock Plan” – the CIGNA Corporation Stock Plan, or a successor plan.

(h)	“Units” – the deferred stock units described in paragraph 2.

(i)	“Vesting Date” – the date your right to Units vests under paragraphs 3, 4 or 5.

(j)	“Change of Control,” “Committee,” “Disability,” “Retirement,” “Termination of Employment” and “Termination upon a Change of Control” – all as defined in Section 2.1 of the Stock Plan.

2.        Deferred Stock Units.

(a)	CIGNA grants you xxxx Units effective as of the Grant Date.

(b)	Each Unit represents your right to receive, under the terms and conditions described in this Agreement, payment of:

(1)	One share of CIGNA common stock; and

(2)	Dividend equivalents (described in paragraph 7) on one share of CIGNA common stock from the Grant Date until the Payment Date.

(c)	Your right to Unit payments is subject to the conditions described in this Agreement, including the forfeiture provisions described in paragraphs 3 and 9.

3.        Regular Unit Vesting. The regular Vesting Date is August 6, 2009. You shall forfeit any Unit, and shall have no right to receive any payments related to that Unit, if your Termination of Employment occurs before the Vesting Date. The Units will vest on the regular Vesting Date unless:

(a)	The Units vest on an accelerated Vesting Date as described in paragraph 4;

(b)	The Units vest early as described in paragraph 5; or

(c)	You forfeit the Units.

4.        Accelerated Unit Vesting. If CIGNA achieves certain performance goals approved by the Committee on August 6, 2003, the Units will vest on the earliest of the following accelerated Vesting Dates, as applicable: August 6, 2006; August 6, 2007 or August 6, 2008. The Committee will have sole authority to determine whether CIGNA has met those performance goals.

5.        Early Unit Vesting. If your Termination of Employment occurs before the Vesting Date and is due to your death or Disability or is a Termination upon a Change of Control, the forfeiture described in paragraph 3 shall not apply and the Units shall immediately become vested upon your Termination of Employment. If your Termination of Employment occurs before the Vesting Date and is due to your Retirement, the forfeiture described in paragraph 3 shall apply unless the Committee, in its sole discretion, decides that the Units shall immediately vest upon your Termination of Employment.

6.        Deferred Share Issuance. Issuance of the shares described in paragraph 2(b)(1) will generally be deferred under the terms of the Deferred Plan until the Payment Date; however, CIGNA may issue and then withhold some shares when Units vest to meet tax withholding requirements under paragraph 16. CIGNA will issue the shares under Article 9 of the Stock Plan (or a successor plan) as a grant in lieu of an award under a Qualifying Incentive Plan. This Agreement is a Qualifying Incentive Plan. Issuance of the Shares shall be subject to the deferral, vesting, forfeiture and other provisions of this Agreement and the Stock Plan.

7.        Dividend Equivalents.

(a)

From the Grant Date until the Vesting Date, on or about each date that CIGNA makes dividend payments with respect to shares of common stock, CIGNA shall pay you an amount equal to the per share dividend for each Unit granted to you under paragraph 2 that has not yet become vested. CIGNA reserves the right, however, to defer these payments under paragraph 7(b) so the payments may be fully tax deductible under Internal Revenue Code section 162(m).

(b)

From the Vesting Date until the Payment Date, CIGNA will credit an amount equal to the dividends CIGNA pays on each share of common stock to your Deferred Plan account for each vested Unit. CIGNA will pay you these deferred dividend equivalents on the Payment Date under the terms of the Deferred Plan. During this deferral period CIGNA will also credit (or debit) your Deferred Plan account with hypothetical earnings (or losses) on the deferred dividend equivalents, as if you had voluntarily elected to defer the Unit shares under the Deferred Plan. CIGNA will base the hypothetical earnings credits (or loss debits) on the provisions of the Deferred Plan. CIGNA will pay you any accumulated hypothetical earnings on the Payment Date.

(c)	Your right to further payment of any dividend equivalents under paragraph 7 shall end immediately if you forfeit the Units.

8.        Payments after Your Death. If you die before CIGNA has issued all Unit shares to you and made all related dividend equivalent payments to you under this Agreement, CIGNA shall issue the Unit shares and make the dividend equivalent payments within 90 days after your death to your surviving spouse or, if you have no surviving spouse, to your estate.

9.        Forfeiture.

(a)	If you have a Forfeiture Event, you shall forfeit any Unit, have no right to receive any shares or dividend equivalent payments related to that Unit, and shall be obligated to return to CIGNA (as described in paragraph 9(c)) any Unit shares that are issued to you. You will have a Forfeiture Event if you do any of the following at any time up to and including the first anniversary of the Vesting Date:

(1)	Have a Termination of Employment initiated by a CIGNA Company because of your misconduct;

(2)

Own or operate a business, or accept a job as an employee or independent contractor with a business, that competes with any CIGNA Company, unless your Termination of Employment is initiated by a CIGNA Company for reasons other than your misconduct;

(3)	Try to persuade any employee or customer of any CIGNA Company to end an existing relationship, contractual or otherwise, with that company; or

(4)	Do anything after your Termination of Employment that would, if you were still a CIGNA Company employee, be reason for your Termination of Employment for misconduct.

(b)	The Committee shall determine whether you have a Forfeiture Event. Determinations of the Committee shall be final and binding on all parties.

(c)

If you have a Forfeiture Event, you must return any Unit shares issued to you by any or all of the following methods that CIGNA management determines are needed for CIGNA to recover all the Unit shares issued to you.

(1)	When a Forfeiture Event occurs, if you have any shares in your Stock Account or in any other account in book-entry form, you will forfeit up to the number of Unit shares issued to you.

(2)	You will deliver to CIGNA any shares you hold in certificate form (up to the number of Unit shares issued to you) within 30 days after the Forfeiture Event.

(3)	If you do not then own enough shares, you will purchase shares (up to the number of Unit shares issued to you) and deliver them to CIGNA within 30 days after the Forfeiture Event.

10.        Share Adjustments.

(a)

In the event of a stock dividend, stock split, or other subdivision or combination of CIGNA common stock, the Committee shall make a proportionate adjustment in the number of shares under paragraph 2(b)(1) and in the number of shares that form the basis of the dividend equivalents under paragraph 2(b)(2).

(b)

If the outstanding shares of CIGNA common stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination (an Event), the Committee shall make an appropriate adjustment in the number and/or kind of shares under paragraph 2(b)(1) and in the number and/or kind of shares that form the basis of the dividend equivalents under paragraph 2(b)(2), so that your proportionate interest under this Agreement shall be maintained as before the Event. However, in case of any contemplated Event that may constitute a Change of Control, the Committee, with the approval of a majority of the members of the Board who are not then CIGNA Company employees, may modify any and all outstanding Units and Unit payment rights, so as to accelerate, as a consequence of or in connection with the Event, the vesting of your Units and/or your rights to any Unit payment.

11.        Effect of Agreement. This Agreement is not a contract of employment for any specified term, and nothing in it is intended to change, and it shall not be construed as changing, the nature of your employment from an at-will relationship. This Agreement is limited to the terms and conditions that it includes and does not otherwise address your compensation or benefits, your duties and responsibilities, or any of CIGNA’s rights as employer. This Agreement contains the entire agreement between you and CIGNA with respect to the matters addressed herein and fully replaces and supersedes all prior agreements or understandings between them related to such matters.

12.        Applicable Law. The Agreement is entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws without regard to principles of conflict of laws.

13.        Arbitration of Disputes. CIGNA and you agree that any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures can be obtained from your Human Resources representative. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter.

14.        Successors. CIGNA’s rights and obligations under this Agreement will inure to the benefit of, and be binding upon, CIGNA’s successors and assigns. Your rights under this Agreement, including the right to receive Common Stock or any other payment, shall not be assignable or transferable by you except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

15.        Funding of Payments. CIGNA’s obligations under this Agreement to issue shares and make cash payments are unfunded and unsecured promises, and shall be considered as such for tax purposes and for purposes of the Employee Retirement Income and Security Act of 1974. Cash shall be paid when due out of CIGNA’s general assets.

16.        Withholding. You must satisfy any required tax withholding obligation when the Units vest and when the Units are paid, and CIGNA reserves the right to withhold enough shares to cover all or part of any applicable tax withholding.

17.        Changes to Agreement. Any amendment to this Agreement must be in writing and signed by both you and CIGNA.